EXHIBIT 99

NEWS     RELEASE

CONTACT:
Kim George
Divisional Vice President
Investor Relations
717.751.3071
kim.george@bonton.com

THE BON-TON STORES, INC. ANNOUNCES SALE-LEASEBACK AGREEMENT

~ Proceeds Used to Facilitate Retirement of Mortgage Loan Facility ~

York, PA, June 29, 2015 — The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced it has entered into an agreement for an $84.0 million sale-leaseback transaction with CPA®: 17 — Global, one of W. P. Carey Inc.’s non-traded REITs.  The transaction includes six properties.  Proceeds from the transaction, supplemented with borrowings under the Company’s revolving credit facility, will be used to pay one of two of the Company’s mortgage loan facilities due in April 2016.  Each mortgage loan facility has principal outstanding of approximately $105 million and consists of 12 properties.

“We are very pleased to announce this significant transaction with CPA®: 17 — Global and look forward to a continued successful partnership with them.  The sale-leaseback of these six properties allows us to address the maturity of one of our mortgage facilities and further enhances our financial flexibility through the value of the remaining properties no longer encumbered by the mortgage facility,” said Kathryn Bufano, President and Chief Executive Officer of The Bon-Ton Stores, Inc.

Ms. Bufano continued, “We are actively pursuing refinancing options for the second of our two mortgage facilities and will share updates as appropriate.”

Commenting on the transaction, Gino Sabatini, Head of Net Lease Investments at W. P. Carey stated, “We are pleased to expand our relationship with Bon-Ton with the inclusion of these properties in CPA®: 17 — Global’s portfolio and the provision of sale-leaseback financing to fund the repayment of a portion of their existing mortgage facilities.  As significant long-term assets for Bon-Ton, they are an attractive income generating addition to our portfolio, with the transaction providing a “win-win” solution for both Bon-Ton and CPA®: 17 — Global.”

Upon completion of the sale, Bon-Ton will lease the six properties for a 20-year initial term with the option to extend the term for three additional successive periods of ten years. The first year annualized rent associated with the six properties is expected to be approximately $6.9 million, the effect of which will be largely mitigated through reduced interest expense as a result of the termination of the mortgage facility.  Additionally, in conjunction with that termination, the Company will pay $4.7 million to satisfy the make-whole provision within the mortgage facility agreement.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 270 stores, which includes nine furniture galleries and four clearance centers, in 26 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates.  The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings.  For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

About W. P. Carey Inc.

W. P. Carey Inc. is a leading global net-lease REIT that provides long-term sale-leaseback and build-to-suit financing solutions for companies worldwide. At March 31, 2015, the Company had an enterprise value of approximately $11.2 billion. In addition to its owned portfolio of diversified global real estate, W. P. Carey manages a series of non-traded publicly registered investment programs with assets under management of approximately $9.5 billion. Its corporate finance-focused credit and real estate underwriting process is a constant that has been successfully leveraged across a wide variety of industries and property types. Furthermore, its portfolio of long-term leases with creditworthy tenants has an established history of generating stable cash flows, enabling it to deliver consistent and rising dividend income to investors for over four decades.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions and include the Company’s fiscal 2015 guidance, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.   Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the ability to expand our capacity and improve efficiency through our new eCommerce fulfillment center; changes in, or the failure to successfully implement, our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purposes; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators.  Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.